UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2008

BAYLAKE CORP.

(Exact name of registrant as specified in its charter)

Wisconsin	001-16339	39-1268055
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

217 North Fourth Avenue Sturgeon Bay, Wisconsin	54235
(Address of principal executive offices)	(Zip code)

                    (920) 743-5551

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.

Results of Operations and Financial Condition.

Subsequent to the filing of its earnings release for the twelve and three months ended December 31, 2007 on Form 8-K on January 29, 2008 (the “Earnings Release”), Baylake Corp. (the “Company”) became aware of additional information pertaining to certain impaired loan relationships that, upon the assessment of management and consultation with the Company’s independent registered public accounting firm, caused the Company to make an additional provision to its allowance for loan losses (“ALL”) to reflect its revised estimate of the fair value of the collateral underlying those loans.  As a result of the Company’s revised impairment analysis, it increased its specific loan loss allocations by $2.0 million for the quarter ended December 31, 2007.  Therefore, the Company’s Annual Report on Form 10-K for fiscal year 2007 (“Form 10-K”) will reflect a provision for loan losses of $3.3 million for the quarter ended December 31, 2007, compared to the provision for loan losses of $1.3 million as reported in the Company’s Earnings Release.

As a result of the additional provision to the ALL and the related tax impact, the Company will report a net loss of $0.3 million or $0.04 basic and diluted loss per share for the quarter ended December 31, 2007 as opposed to the previously reported net income of $0.9 million or $0.11 basic and diluted earnings per share indicated in the Earnings Release.  The Company will also report net income of $0.2 million or $0.02 basic and diluted earnings per share for the twelve months ended December 31, 2007 in its Form 10-K, as opposed to the previously reported net income of $1.4 million or $0.18 net income per basic share indicated in the Earnings Release.

The information in this Current Report on Form 8-K is furnished pursuant to Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 31, 2008

BAYLAKE CORP.

By:  /s/ Kevin L. LaLuzerne

Kevin L. LaLuzerne

Senior Vice President and Chief Financial

Officer

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